Exhibit No. 23(a)







INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Life Sciences Research, Inc. on Form S-1 of our reports for Life Sciences Research, Inc. and Huntingdon Life Sciences Group plc dated April 12, 2002, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Princeton, New Jersey
July 12, 2002